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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


VITAL IMAGES ANNOUNCES COMPLETION OF SPIN-OFF FROM BIO-VASCULAR


     MINNEAPOLIS, Minnesota -- May 12 -- Vital Images, Inc., (OTC/BB:VTAL) today announced that Bio-Vascular, Inc., (Nasdaq:BVAS) has completed a distribution of the outstanding common stock of Vital Images to the shareholders of Bio-Vascular, Inc. The distribution was effected as a special dividend of one share of Vital Images common stock for every two shares of Bio-Vascular common stock held of record on May 5, 1997.

     As a result of the distribution, all of the outstanding shares of Vital Images common stock have been distributed to Bio-Vascular shareholders, and Vital Images is conducting its visualization business as a stand-alone, independent company.

     Vital Images common stock is expected to begin trading in the over-the-counter market on the OTC Bulletin Board, under the symbol VTAL. However, Vital Images intends to seek listing of its common stock on the Nasdaq SmallCap Market at some future date.

     Vital Images, Inc., with offices in Minneapolis and Fairfield, Iowa, is a leading developer of visualization software and workstations for medical research, clinical diagnosis, and surgical planning and navigation, based on 2D and 3D medical images. The company's systems provide interactive visualization, analysis and animation, as well as network communication based on DICOM and Internet protocols. The company's systems and technology are marketed to healthcare providers and to manufacturers of diagnostic imaging systems. Press releases and other corporate information are available at http://www.vitalimages.com.


5/12/97